================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                   FORM 8-K/A

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               ------------------

Date of Report (Date of earliest event reported) February 3, 2000    Commission File Number 000-27707

                              AETHER SYSTEMS, INC.
                           (Exact name of registrant)

       Delaware                                         52-2186634
(State of organization)                  (I.R.S. Employer Identification Number)


                              11460 Cronridge Drive
                          Owings Mills, Maryland 21117
              (Address of principal executive offices and zip code)

                                 (410) 654-6400
                         (Registrant's telephone Number)


================================================================================

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        a. The required financial statements of LocusOne are set forth beginning at page 4 of this report.

        b. The pro forma financial statements including LocusOne are set forth beginning at page 18 of this report.


Exhibits

        23.1    Consent of KPMG LLP

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                     AETHER SYSTEMS, INC.


                                     By: /s/ David C. Reymann
                                         -----------------------
                                         David C. Reymann
                                         Chief Financial Officer


Dated:  March 16, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
LocusOne Communications, Inc.:

         We have audited the accompanying balance sheets of LocusOne Communications, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LocusOne Communications, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



McLean, Virginia
March 9, 2000

                          LOCUSONE COMMUNICATIONS, INC.

                                 BALANCE SHEETS


                                                                                                   DECEMBER 31,
                                                                                  ------------------------------------
                                                                                          1998               1999
                                                                                          ----               ----
                                                ASSETS

Current assets:
      Cash and cash equivalents                                                        $   143,517        $    16,125
      Accounts receivable, net of allowance for doubtful
        accounts of $4,150 and $25,000 as of December 31,
        1998 and 1999, respectively                                                        265,019            256,423
      Prepaid expenses and other current assets                                              8,214              6,573
                                                                                       -----------        -----------
               Total current assets                                                        416,750            279,121
Property and equipment, net                                                                 63,361            197,821
                                                                                       -----------        -----------
               Total assets                                                            $   480,111        $   476,942
                                                                                       ===========        ===========


               LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND
                           STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
      Accounts payable                                                                 $    43,873        $    79,975
      Deferred revenues                                                                    184,401            108,140
      Line of credit                                                                             -            863,000
      Current portion of obligations under capital lease                                    95,756                  -
                                                                                       -----------        -----------
               Total current liabilities                                                   324,030          1,051,115

Series A Convertible Redeemable Preferred Stock, no par value, 1,000,000 shares authorized, 600,000 shares issued and outstanding at December 31, 1998 and
      1999 (liquidation value of $2,170,000 and $2,250,000 at December 31,
      1998 and 1999, respectively)                                                       2,170,000          2,250,000

Stockholders' equity (deficit):
      Common stock, no par value, 10,000,000 shares authorized, 1,050,000 shares issued
         and outstanding as adjusted for stock splits at December 31, 1998 and 1999         45,000             45,000
      Accumulated deficit                                                               (2,058,919)        (2,869,173)
                                                                                       -----------        -----------
               Total stockholders' equity (deficit)                                     (2,013,919)        (2,824,173)
                                                                                       -----------        -----------

Commitments and Contingencies
               Total liabilities, convertible redeemable preferred stock and
                  stockholders' equity (deficit)                                       $   480,111        $   476,942
                                                                                       ===========        ===========



                 See accompanying notes to financial statements

                          LOCUSONE COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS


                                                                     YEAR ENDED
                                                                      DECEMBER 31,
                                                        ------------------------------------
                                                                1998                 1999
                                                                ----                 ----
Software and related services revenue                     $    898,359         $  1,575,332
Equipment sales                                                256,404               40,932
                                                          ------------         ------------
             Total revenue                                   1,154,763            1,616,264
Cost of software and related services revenue                  656,686              790,261
Cost of equipment sales                                        172,235               22,942
                                                          ------------         ------------
             Total cost of revenue                             828,921              813,203
                                                          ------------         ------------
Gross profit                                                   325,842              803,061
Operating expenses:
    Sales and marketing                                        109,189              542,073
    Research and development                                         -               53,046
    General and administrative                                 371,814              821,890
    Depreciation and amortization                              104,289               96,181
    Stock option expense                                       110,468              299,561
                                                          ------------         ------------
                                                               695,760            1,812,751
                                                          ------------         ------------
             Operating loss                                   (369,918)          (1,009,690)
Other income (expense):
    Loss on disposal of equipment                              (32,234)                   -
    Interest income (expense), net                              (4,071)             (20,125)
                                                          ------------         ------------
Loss before income taxes                                      (406,223)          (1,029,815)
Income taxes                                                         -                    -
                                                          ------------         ------------
Net loss                                                      (406,223)          (1,029,815)
Preferred stock dividend requirements                          (80,000)             (80,000)
                                                          ------------         ------------
Net loss available to common stockholders                 $   (486,223)        $ (1,109,815)
                                                          ============         ============


                 See accompanying notes to financial statements

                          LOCUSONE COMMUNICATIONS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                          COMMON
                                                                           STOCK
                                                                  --------------------------    ACCUMULATED
                                                                    SHARES         AMOUNT          DEFICIT         TOTAL
                                                                  -----------    -----------    -----------     -----------

Balance at December 31, 1997                                           10,500    $    45,000    $(1,683,164)    $(1,638,164)
     Stock option expense                                                   -              -        110,468         110,468
     Preferred stock dividend requirements                                  -              -        (80,000)        (80,000)
     Net loss                                                               -              -       (406,223)       (406,223)
                                                                  -----------    -----------    -----------     -----------
Balance at December 31, 1998                                           10,500    $    45,000    $(2,058,919)    $(2,013,919)
     100 to 1 stock split                                           1,039,500              -              -               -
     Stock option expense                                                   -              -        299,561         299,561
     Preferred stock dividend requirements                                  -              -        (80,000)        (80,000)
     Net loss                                                               -              -     (1,029,815)     (1,029,815)
                                                                  -----------    -----------    -----------     -----------
Balance at December 31, 1999                                        1,050,000    $    45,000    $(2,869,173)    $(2,824,173)
                                                                  ===========    ===========    ===========     ===========




                 See accompanying notes to financial statements

                          LOCUSONE COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                        YEAR ENDED
                                                                                         DECEMBER 31,
                                                                             ---------------------------------
                                                                                  1998                1999
                                                                                  ----                ----
Cash flows from operating activities:
       Net loss                                                               $  (406,223)        $(1,029,815)
       Adjustments to reconcile net loss to net cash used in operating activities
          Provision for doubtful accounts                                           4,150              20,850
          Depreciation and amortization                                           104,289              96,181
          Loss on disposal of equipment                                            32,234                   -
          Stock option expense                                                    110,468             299,561
          Changes in operating assets and liabilities:
              Increase in accounts receivable                                    (262,237)            (12,254)
              Decrease in prepaids and other current assets                        52,903               1,641
              Increase in accounts payable                                         25,400              36,102
              Increase (decrease) in deferred revenue                             184,401             (76,261)
                                                                              -----------         -----------
Net cash used in operating activities                                            (154,615)           (663,995)
                                                                              -----------         -----------

Cash flows from investing activities:
          Purchases of property and equipment                                     (49,239)           (230,641)
                                                                              -----------         -----------
Net cash used in investing activities                                             (49,239)           (230,641)
                                                                              -----------         -----------

Cash flows from financing activities:
          Proceeds from line of credit                                                  -             863,000
          Principal repayments of obligations under capital lease                (118,186)            (95,756)
                                                                              -----------         -----------
Net cash provided by (used in) financing activities                              (118,186)            767,244
Net decrease in cash and cash equivalents                                        (322,040)           (127,392)
Cash and cash equivalents, beginning of period                                    465,557             143,517
                                                                              -----------         -----------
Cash and cash equivalents, end of period                                      $   143,517         $    16,125
                                                                              ===========         ===========

Supplemental disclosure of cash flow information:
       Cash paid during the year for interest                                 $    17,273         $    21,228
                                                                              ===========         ===========

--------------

Supplemental disclosures of non-cash investing and financing activities:

During the year ended December 31, 1998 and 1999, the Company accrued $80,000 and $80,000, respectively, of dividends on its Series A Convertible Redeemable Preferred Stock



                 See accompanying notes to financial statements

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS

(1)      ORGANIZATION AND DESCRIPTION OF THE BUSINESS

         LocusOne Communications, Inc. (the "Company"), a Virginia corporation, was formed on August 17, 1995 and is based in Richmond, Virginia.

         The Company designs, develops, sells and supports fulfillment solutions using wireless handheld internet connectivity. The Company operates in a highly competitive environment subject to rapid technological change and emergence of new technology. Although management believes its services are transferable to emerging technologies, rapid changes in technology could have an adverse financial impact on the Company.

         The Company expects to expand its operations through continued capital investment in new systems and services. The Company is not currently generating sufficient cash flows from operations to support its current operating and capital requirements. The Company has and will continue to be dependent upon its shareholders and other financing sources to fund these requirements.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Revenue Recognition

         Revenues are derived from software licensing and the provision of related services, including wireless integration consulting, maintenance and technical support. Revenue is also derived from the sale of equipment utilized in the Company's products.

         In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998 and December 1998, the AICPA issued SOP 98-4 and SOP 98-9, respectively, which defer until the Company's fiscal year beginning January 1, 2000, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence ("VSOE") for determining fair value of various elements in a multiple element arrangement. The provisions of SOP 97-2 have been applied to transactions entered into for the year ended December 31, 1998 and 1999. Management of the Company does not believe that the adoption of the remaining portions of SOP 97-2, which were deferred by SOP 98-4 and SOP 98-9, will have a material impact on the Company's financial statements.

     Revenues from software licensing and related wireless engineering consulting services are recognized using the percentage of completion method in accordance with SOP 97-2, since the Company's software requires significant customization and modification. Revenue is recognized on the percentage of completion method based on the hours incurred in relation to total estimated hours. Anticipated contract losses are recognized as soon as they become known and estimable. Revenues from maintenance

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS


and technical support, which consists of unspecified when-and-if-available product updates and customer telephone support services, are recognized ratably over the term of the service period. Revenue from equipment sales is recognized upon delivery of the equipment.

     (b) Cost of Revenues

         The cost of software license, wireless integration consulting, maintenance and technical support revenues consists primarily of cash compensation and related costs for engineering personnel and materials.

     (c) Software Development Costs

         Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed (the "Standard"). Under the Standard, capitalization of software development costs begins upon the establishment of technological feasability, subject to net realizable value considerations. To date, the period between achieving technological feasability and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to research and development expense. Research and development costs are expensed as incurred.

     (d) Cash and Cash Equivalents

     Cash equivalents include all highly liquid investments purchased with original maturities of three months or less. Cash equivalents consist of approximately $127,000 and $0 in money market accounts at December 31, 1998 and 1999, respectively.

     (e) Fair Value of Financial Instruments

         The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and line of credit approximate their fair values due to the short duration of the instruments.

     (f) Concentration of Credit Risk

         Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable. The Company extends credit to its customers on an unsecured basis in the normal course of business and maintains an allowance for potential losses when identified.

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS


     For the years ended December 31, 1998 and 1999, the Company derived approximately 95 percent and 93 percent of its revenue from three and five customers, respectively. Approximately 90 percent and 97 percent of the Company's accounts receivable were due from these customers as of December 31, 1998 and 1999, respectively.

     (g) Property and Equipment

         Property and equipment are stated at cost. Depreciation is calculated using the straight line method over the estimated useful lives of the assets, which range from three to seven years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term of the estimated useful life of the asset.

     (h) Recovery of Long-Lived Assets

         The Company's policy is to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets.

     (i) Stock Compensation

     The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price. All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

     (j) Advertising Costs

         Advertising costs are expensed as incurred. Advertising expense was approximately $11,000 and $13,000 for the years ended December 31, 1998 and December 31, 1999, respectively.

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS


     (k) Income Taxes

         The Company recognizes income taxes using the asset and liability method, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     (l) Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (m) Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

(3)      PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                                      December 31,
                                                         ---------------------------------------
                                                             1998                     1999
                                                         --------------           --------------

Computer hardware                                      $        172,888         $        385,357
Computer software                                               110,808                  121,180
Furniture and  fixtures                                          20,937                   28,737
Leasehold improvements                                            1,565                    1,565
                                                         --------------           --------------
                                                                306,198                  536,839

Less: Accumulated depreciation and amortization                (242,837)                (339,018)
                                                         --------------           --------------
                                                       $         63,361         $        197,821
                                                         ==============           ==============

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS


(4)  LEASES

         The Company was obligated under a capital lease for various computer and telecommunications equipment that expired in 1999. The Company exercised its option to purchase the equipment covered by the lease for approximately $9,000 in December 1999.

         The Company is also obligated under non-cancelable operating leases for office space that expire at various dates through 2002. Future minimum lease payments under non-cancelable operating leases are as follows:



                                                             Minimum Lease
Years ending December 31,                                      Payments
-----------------------------------------------           -------------------

2000                                                 $                 36,000
2001                                                                   30,000
2002                                                                    5,000
                                                          -------------------
                                                     $                 71,000
                                                          -------------------


Rent expense was approximately $54,000 and $44,000 under these lease agreements for the years ended December 31, 1998 and 1999, respectively. In February 2000, the Company entered into a new five-year lease for office space with aggregate minimum lease payments of $542,000.

(5)  CAPITALIZATION

     The Company's Articles of Incorporation, as amended, authorizes the Company to issue 10,000,000 shares of common stock with no par value. As of December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

Conversion of Series A Convertible Redeemable Preferred Stock          1,000,000
Exercise of stock options pursuant to stock option plan                  600,000

         On August 17, 1995, the Company was formed and initially capitalized when a founder of the Company contributed $27,000 in exchange for 630,000 shares, as adjusted for stock splits, of the Company's authorized common stock. In January 1996, a second founder contributed $18,000 for 420,000 shares, as adjusted for stock splits, of the Company's authorized common stock. On November 14, 1996, the Company effected a stock split of 63 to 1 of its common stock. In March 1999, the Company approved a 100 to 1 stock split of all classes of the Company's authorized stock.

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS


     Additionally, the Company entered into a stock repurchase agreement with a founder of the Company, whereby the Company was granted options to purchase up to 210,000 shares of common stock at an exercise price of $1.00 per share from the founder to cover the exercise of employee stock options. Options under this stock purchase agreement expire December 31, 2008. In January 1999, the Company entered into a stock repurchase agreement with both founders of the Company to purchase up to an aggregate of 40,000 shares of common stock at an exercise price of $1.00 per share, in addition to the 210,000 options previously authorized. Options under these stock repurchase agreements expire December 31, 2009 and can be used only to cover the exercise of employee stock options.

(6)  PREFERRED STOCK

     On November 15, 1996, the Company completed a private placement for an aggregate 600,000 shares of Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock") at $3.33 per share, as adjusted for the 100 to 1 stock split effected in March 1999. Total proceeds were approximately $2,000,000.

     (a) Voting Rights

     The Series A Preferred Stockholders can vote with the holders of common stock as a single class for the election of the Board of Directors. In addition, the Series A Preferred Stockholders may elect one member of the Board of Directors. Furthermore, as long as any shares of the Series A Preferred Stock is outstanding, approval by at least two-third majority is required for: (1) merging or consolidating with any other corporation; or (2) the sale or transfer by the Company of substantially all of its assets. Finally, approval of at least two-third majority of the Series A Preferred Stockholders is required for altering any of the rights and privileges of the Series A Preferred Stock.

     (b) Dividends

     The Series A Preferred Stock accrues cumulative dividends at the rate of 4 percent per annum, whether or not the dividends are earned or declared by the Board of Directors. Cumulative unpaid and undeclared dividends were $170,000 and $250,000 at December 31, 1998 and 1999, respectivley.

     (c) Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to receive an amount equal to the original share price of $3.33 per share, plus all accrued and unpaid cumulative dividends, whether or not declared. After the payment to the Series A Preferred Stockholders of the full

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS



preferential amounts to which they are entitled, the Series A Preferred Stockholders have no further claim to any of the remaining assets of the Company.

     (d) Redemption

Series A Preferred Stock is redeemable by the Company or the holder at any time after five years from the initial issuance of the first share of Series A Preferred Stock upon written notice. Redemption of the Series A Preferred Stock by the Company must be for all of the shares of Series A Preferred Stock upon payment in cash of all accrued and unpaid dividends plus the original share price paid of $3.33 per share. If the redemption occurs at the request of the holder, the Company has the option to pay the redemption price in three equal annual installments beginning one year from the date of notice.

     (e) Conversion

     Series A Preferred Stock is convertible on a one-for-one basis into shares of common stock at the option of the holder. Series A Preferred Stock is automatically converted into common stock in the event of an initial public offering in which the aggregate proceeds are not less than $10,000,000 and the gross offering price is not less than $6.66 per share.

(7)      LINE OF CREDIT

         In October of 1999, the Company entered into a revolving line of credit up to $1,000,000 with a financial institution. All outstanding principal and accrued interest is due and payable on October 31, 2000. Interest accrues on the unpaid principal at 0.25 percent plus the prime rate (8.75 percent at December 31, 1999) and is payable monthly. The line of credit is collateralized by substantially all of the assets of the Company and contains certain financial covenants.

         During 1999, the Company borrowed approximately $863,000 under the line of credit. The proceeds were used by the Company solely to finance working capital. At December 31, 1999, there was approximately $137,000 available to the Company under the line of credit. The outstanding balance on the line of credit was paid in full upon the sale of the Company to Aether Systems, Inc. ("Aether") on February 3, 2000 (see note 10).

(8)      INCOME TAXES

         No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented.

         The tax effected amounts of temporary differences as of December 31, 1998 and 1999 are as follows:

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS



                                                                              December 31,
                                                             ----------------------------------------------

                                                                    1998                      1999
                                                             --------------------     ---------------------
Deferred tax assets:
Net operating loss carryforward                           $          573,134       $           877,509
Fixed assets                                                          17,638                     5,375
Stock compensation                                                    49,525                   168,112
                                                             --------------------     ---------------------
Total deferred tax assets                                            640,297                 1,050,996
Valuation allowance                                                 (640,297)               (1,050,996)
                                                             --------------------     ---------------------
Net deferred tax assets                                                    -                         -
                                                             --------------------     ---------------------
Deferred tax liabilities:                                                  -                         -
                                                             --------------------     ---------------------
Net deferred taxes                                        $                -       $                 -
                                                             --------------------     ---------------------


The Company has net operating loss carryforwards as of December 31, 1999 available to offset future taxable income for federal and Virginia state income tax purposes of approximately $2.3 million, which begin to expire in 2012. Due to the net operating losses incurred to date, the Company has provided a full valuation allowance against its net deferred tax assets.

(9)  EMPLOYEE BENEFIT PLANS

     Retirement Plan

         As of January 1, 1999, the Company adopted a 401(k) Retirement Plan (the "Plan") covering substantially all of its employees. Participants in the Plan may elect to defer up to 15 percent of their compensation. The Company may make discretionary or matching contributions under the Plan. In 1999, the Company made no employer matching contributions or discretionary contributions to the Plan.

     Stock Option Plan

         In 1996, the Company adopted a Stock Option Plan (the "Stock Plan") providing for the issuance of options to acquire up to 560,000 shares of common stock, as adjusted for stock splits.

         During 1999, the Company approved an increase in the Stock Plan to allow for the granting of up to 600,000 options. Options granted under the Stock Plan generally expire after ten years and normally vest over a period of up to 4 years. All options outstanding under the Stock Plan vest immediately upon the event of a change of control in the Company.

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS


         The Company applies APB 25 and related interpretations in accounting for its stock options. The Company recorded total compensation expense of approximately $110,000 and $300,000 in 1998 and 1999, respectively, for the difference between the exercise price and the estimated fair market value of the stock at the date of grant. Compensation expense is recognized ratably over the vesting period of the options, which is generally four years.

         SFAS No. 123 requires pro forma net income (loss) disclosures as if the Company had accounted for its stock options under the fair value method prescribed by that statement. Had the Company used the fair value method for determining compensation expense, the Company's net loss would have increased by $9,000 and $21,000 for 1998 and 1999, respectively.

         The following table summarizes option activity for the year ended December 31, 1998 and 1999:

                                                 1998                         1999
                                         ---------------------      -----------------------
                                                      WEIGHTED-                  WEIGHTED-
                                                      AVERAGE                    AVERAGE
                                                      EXERCISE                   EXERCISE
                                          NUMBER       PRICE           NUMBER     PRICE
                                         OF SHARES   (PER SHARE)     OF SHARES  (PER SHARE)
                                         ---------   -----------     ---------  -----------
Outstanding at beginning of
year .......................             258,000      $0.12          490,000    $0.54
Options granted ............             237,000      $1.00          111,500    $1.19
Options exercised ..........             -            -              -          -
Options canceled ...........              (5,000)     $1.00           (2,000)   $1.25
                                         -------                     -------
Outstanding at end of
  year .....................             490,000      $0.54          599,500    $0.66
                                         =======                     =======
Options exercisable at
  year-end .................             124,000      $0.09          246,500    $0.31
                                         =======                     =======
Options available for future
  grant..................                                               500
                                                                        ===

     The per share weighted-average value of options granted by the Company during 1998 and 1999 was $3.78 and $14.44, respectively, on the date of grant using the Black-Scholes option-pricing model. These amounts were calculated using the following assumptions: expected option life of five years, volatility of zero, risk-free interest rates of 5.5 to 6.0 percent and dividend yield of zero percent.

                          LOCUSONE COMMUNICATIONS INC.
                          NOTES TO FINANCIAL STATEMENTS


                                     OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                        -----------------------------------------------    --------------------------------
                                          WEIGHTED
                                           AVERAGE
                         NUMBER AT        REMAINING        WEIGHTED          NUMBER AT         WEIGHTED
     RANGE OF          DECEMBER 31,      CONTRACTUAL       AVERAGE          DECEMBER 31,        AVERAGE
  EXERCISE PRICES         1999              LIFE        EXERCISE PRICE         1999         EXERCISE PRICE
  ---------------         ----              ----        --------------         ----         --------------
                      (IN THOUSANDS)     (IN YEARS)                       (IN THOUSANDS)
     $0.05             238,000             6.73              $0.05            178,500         $0.05
     $1.00             277,000             8.46              $1.00             68,000         $1.00
     $1.25              84,500             9.86              $1.25                  -             -
                      --------                                               --------         -----
                       599,500             7.97              $0.66            246,500         $0.31
                      ========                                               ========

(10) SUBSEQUENT EVENT

     Sale of LocusOne

         On February 3, 2000, the Company was acquired by Aether Systems, Inc. ("Aether"). In the transaction, all of the outstanding common stock and preferred stock of the Company was purchased by Aether for a purchase price of approximately $40 million. Approximately $19 million of the purchase price is payable to the former stockholders of the Company in the form of non-interest bearing notes payable due no later than December 31, 2000.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated financial information has been prepared by Aether's management and gives effect to the acquisition of Mobeo, Inc. completed on September 28, 1999, the acquisition of LocusOne Communications, Inc. completed on February 3, 2000, and the acquisition of Riverbed Technologies, Inc. completed on March 6, 2000, which are collectively referred to in this "Unaudited Pro Forma Condensed Consolidated Financial Information" section as the "Completed Transactions."

     The pro forma condensed consolidated statement of operations for the year ended December 31, 1999 has been prepared to give effect to the Mobeo, LocusOne and Riverbed acquisitions as if they had occurred on January 1, 1999. The pro forma condensed consolidated balance sheet as of December 31, 1999 gives effect to the LocusOne and Riverbed acquisitions as if they had occurred on December 31, 1999. The acquisition of Mobeo, which occurred prior to December 31, 1999, is already reflected in the Company's historical consolidated balance sheet as of December 31, 1999.

     The pro forma adjustments, which are based upon available information and certain assumptions that Aether believes are reasonable in the circumstances, are applied to the historical financial statements of Aether, Mobeo, LocusOne and Riverbed. The acquisitions are accounted for under the purchase method of accounting. Aether's allocation of the purchase price is based upon the estimated fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board Opinion No. 16. The purchase price allocations reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be different from the final allocation of the purchase price and any such differences may be material.

     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Aether, Mobeo, LocusOne and Riverbed. The unaudited pro forma condensed consolidated financial information are provided for informational purposes only and do not purport to represent what Aether's financial position or results of operations would actually have been had the acquisitions occurred on such dates or to project Aether's results of operations or financial position for any future period.

                              AETHER SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                               AS OF DECEMBER 31, 1999
                                                    ----------------------------------------------
                                                                    ADJUSTMENTS
                                                     HISTORICAL    FOR COMPLETED      PRO FORMA
                                                       AETHER       TRANSACTIONS     CONSOLIDATED
                                                    ------------   --------------   --------------
                                              ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 78,541,792   $  (30,818,052)  $   47,723,740
  Short-term investments..........................     2,091,962        3,936,542        6,028,504
  Trade accounts receivable, net..................     1,002,845          875,494        1,878,339
  Inventory, net..................................       688,494               --          688,494
  Prepaid expenses and other current assets.......     4,994,965          435,428        5,430,393
                                                    ------------   --------------   --------------
          Total current assets....................    87,320,058      (25,570,588)      61,749,470
Property and equipment, net.......................     2,795,920          915,896        3,711,816
Intangible assets, net............................    12,209,442    1,166,185,585    1,178,395,027
Other assets......................................       208,698               --          208,698
                                                    ------------   --------------   --------------
                                                    $102,534,118   $1,141,530,893   $1,244,065,011
                                                    ============   ==============   ==============
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $  1,425,435   $      717,353   $    2,142,788
  Accrued expenses................................     1,619,947          497,135        2,117,082
  Accrued employee compensation and benefits......       971,110               --          971,110
  Deferred revenue................................       175,193          176,650          351,843
  Notes payable current portion...................                     19,095,600       19,095,600
                                                    ------------   --------------   --------------
          Total current liabilities...............     4,191,685       20,486,738       24,678,423
Notes payable-less current portion................            --          241,155          241,155
                                                    ------------   --------------   --------------
                                                       4,191,685       20,727,893       24,919,578
Stockholders' equity
  Preferred stock.................................            --               --               --
  Common stock....................................       271,543           45,373          316,916
  Additional paid-in-capital......................   120,892,478    1,120,757,627    1,241,650,105
  Accumulated deficit.............................   (22,613,640)              --      (22,613,640)
  Notes receivable from shareholder...............      (137,879)              --         (137,879)
  Unrealized loss on investments..................       (70,069)              --          (70,069)
                                                    ------------   --------------   --------------
          Total stockholders' equity..............    98,342,433    1,120,803,000    1,219,145,433
                                                    ------------   --------------   --------------
                                                    $102,534,118   $1,141,530,893   $1,244,065,011
                                                    ============   ==============   ==============

                              AETHER SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                     ADJUSTMENTS FOR COMPLETED TRANSACTIONS

                                                            AS OF DECEMBER 31, 1999
                             --------------------------------------------------------------------------------------
                                            PRO FORMA                             PRO FORMA           ADJUSTMENTS
                             HISTORICAL    ACQUISITION        HISTORICAL         ACQUISITION         FOR COMPLETED
                              LOCUSONE     ADJUSTMENTS         RIVERBED          ADJUSTMENTS          TRANSACTIONS
                             -----------   ------------       -----------       --------------       --------------
                                                      ASSETS

Current assets:
  Cash and cash
    equivalents............  $    16,125   $(21,174,978)(A)   $ 5,340,801       $  (15,000,000)(B)   $  (30,818,052)
  Short term investments...           --             --         3,936,542                   --            3,936,542
  Trade accounts
    receivable, net........      256,423             --           619,071                   --              875,494
  Prepaid expenses and
    other current assets...        6,573             --           428,855                   --              435,428
                             -----------   ------------       -----------       --------------       --------------
         Total current
           assets..........      279,121    (21,174,978)       10,325,269          (15,000,000)         (25,570,588)
Property and equipment,
  net......................      197,821             --           718,075                                   915,896
Intangible assets, net.....           --     39,861,173(A)             --        1,126,324,412(B)     1,166,185,585
                             -----------   ------------       -----------       --------------       --------------
                             $   476,942   $ 18,686,195       $11,043,344       $1,111,324,412       $1,141,530,893
                             ===========   ============       ===========       ==============       ==============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.........  $    79,975   $         --       $   637,378       $           --       $      717,353
  Accrued expenses.........           --             --           497,135                   --              497,135
  Line of credit...........      863,000       (863,000)(A)            --                   --                   --
  Deferred revenue.........      108,140             --            68,510                   --              176,650
  Notes payable -- current
    portion................           --     18,975,022(A)        120,578                   --           19,095,600
                             -----------   ------------       -----------       --------------       --------------
         Total current
           liabilities.....    1,051,115     18,112,022         1,323,601                   --           20,486,738
Notes payable -- less
  current portion..........           --             --           241,155                   --              241,155
Redeemable preferred
  stock....................    2,250,000     (2,250,000)(A)    15,771,520          (15,771,520)(B)               --
Stockholders' equity
  (deficit):
  Common stock.............       45,000        (45,000)(A)        28,878               16,495(B)            45,373
  Additional
    paid-in-capital........           --             --           561,033        1,120,196,594(B)     1,120,757,627
  Accumulated deficit......   (2,869,173)     2,869,173(A)     (6,882,843)           6,882,843(B)                --
                             -----------   ------------       -----------       --------------       --------------
Total stockholders' equity
  (deficit)................   (2,824,173)     2,824,173        (6,292,932)       1,127,095,932        1,120,803,000
                             -----------   ------------       -----------       --------------       --------------
                             $   476,942   $ 18,686,195       $11,043,344       $1,111,324,412       $1,141,530,893
                             ===========   ============       ===========       ==============       ==============

---------------

(A) The LocusOne acquisition is to be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, LocusOne's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition. The difference between the purchase cost and the fair value of LocusOne's net tangible and identifiable intangible assets is goodwill.

          The purchase price for LocusOne is as follows:

Cash consideration......................................  $21,024,978
Notes payable...........................................   18,975,022
Estimated costs and expenses............................      150,000
                                                          -----------
          Total purchase price..........................  $40,150,000
                                                          ===========

          Aether made a payment of $20,000,000 at closing. In addition, Aether repaid outstanding indebtedness and certain legal fees of LocusOne totalling approximately $1,000,000. The remaining amount is payable in the form of two non-interest bearing notes payable. One note totaling $5.4 million is payable at the time of closing of this offering and the remaining $13.6 million is payable at December 31, 2000.

          The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the acquired assets and liabilities of LocusOne. The preliminary allocation of the purchase price is as follows:

Current assets..........................................  $   279,121
Fixed assets............................................      197,821
Current liabilities.....................................     (188,115)
Goodwill................................................   39,861,173
                                                          -----------
          Total purchase cost...........................  $40,150,000
                                                          ===========

          The above purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of five years has been used for purposes of the pro forma financial information.

(B) The Riverbed acquisition is to be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, Riverbed's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition. The difference between the purchase cost and the fair value of Riverbed's net tangible and identifiable intangible assets is goodwill.

     The purchase price for Riverbed is as follows:

Issuance of Aether stock.............................  $  951,756,000
Issuance of replacement options......................     169,047,000
Estimated costs and expenses.........................      15,000,000
                                                       --------------
          Total purchase price.......................  $1,135,803,000
                                                       ==============

     Aether issued approximately 4,537,000 shares of its common stock for all of the outstanding common and preferred stock of Riverbed. The Company has valued the common stock based on the market price of Aether's common stock over the period two days before and two days after the acquisition was agreed to and announced, in accordance with FASB Emerging Issues Task Force Issue 95-19. Aether has also reserved approximately 863,000 common shares for issuance upon exercise of replacement options issued to Riverbed employees. The value of these options was calculated using the Black-Sholes option pricing model with the following assumptions: expected dividend yield 0 percent, risk-free interest rate of 6.7 percent, expected life of 5 years and volatility of 70 percent.

     The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the assets and liabilities of Riverbed. The preliminary allocation of the purchase price is as follows:

Current assets.......................................  $   10,325,269
Fixed assets.........................................         718,075
Current liabilities..................................      (1,323,601)
Long-term liabilities................................        (241,155)
Goodwill.............................................   1,126,324,412
                                                       --------------
          Total purchase cost........................  $1,135,803,000
                                                       ==============

     The above purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of three years has been used for purposes of the pro forma financial information. However, the results of the full valuation may indicate that a portion of the purchase price should be allocated to in-process research and development. Such amounts, if any, will be expensed immediately following the date of acquisition. In addition, to the extent that the full valuation indicates that a portion of the purchase price should be allocated to identifiable intangible assets other than goodwill, the Company may be required to record a deferred tax liability, as such intangible assets would have no basis for tax reporting purposes.

                              AETHER SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                           YEAR ENDED DECEMBER 31, 1999
                                                   --------------------------------------------
                                                                   ADJUSTMENTS
                                                    HISTORICAL    FOR COMPLETED     PRO FORMA
                                                      AETHER      TRANSACTIONS    CONSOLIDATED
                                                   ------------   -------------   -------------
Subscriber revenue...............................  $  3,731,792   $   7,467,834   $  11,199,626
Engineering services revenue.....................     2,594,476              --       2,594,476
Software and related services revenue............            --       2,443,349       2,443,349
                                                   ------------   -------------   -------------
     Total revenue...............................     6,326,268       9,911,183      16,237,451
Cost of subscriber revenue.......................     2,109,807       2,529,296       4,639,103
Cost of engineering services revenue.............     1,366,426              --       1,366,426
Cost of software and related services revenue....            --       1,540,687       1,540,687
                                                   ------------   -------------   -------------
     Total cost of revenue.......................     3,476,233       4,069,983       7,546,216
                                                   ------------   -------------   -------------
          Gross profit...........................     2,850,035       5,841,200       8,691,235
                                                   ------------   -------------   -------------
Operating expenses:
  Research and development.......................     2,613,726       2,867,490       5,481,216
  General and administrative.....................     5,891,504       3,015,595       8,907,099
  Selling and marketing..........................     2,095,074       4,736,035       6,831,109
  Depreciation and amortization..................     1,089,013     385,261,778     386,350,791
  Option and warrant expense.....................    19,198,209      11,711,792      30,910,001
                                                   ------------   -------------   -------------
                                                     30,887,526     407,592,690     438,480,216
                                                   ------------   -------------   -------------
          Operating loss.........................   (28,037,491)   (401,751,490)   (429,788,981)
Other income (expense):
  Interest income (expense), net.................       (60,282)        168,342         108,060
  Equity in losses of investments................    (2,425,000)             --      (2,425,000)
  Realized loss on sale of short-term
     investments.................................      (168,721)             --        (168,721)
                                                   ------------   -------------   -------------
     Net loss....................................  $(30,691,494)  $(401,583,148)  $(432,274,642)
                                                   ============   =============   =============
Pro forma net loss per share -- basic and
  diluted........................................                                 $      (16.79)
                                                                                  =============
Pro forma weighted average shares used in per
  share computations -- basic and diluted........                                    25,744,511
                                                                                  =============

                              AETHER SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     ADJUSTMENTS FOR COMPLETED TRANSACTIONS

                           PERIOD FROM JANUARY 1, 1999                              YEAR ENDED
                           THROUGH SEPTEMBER 28, 1999                            DECEMBER 31, 1999
                           ---------------------------     -------------------------------------------------------------
                                           PRO FORMA                        PRO FORMA                        PRO FORMA
                           HISTORICAL     ACQUISITION      HISTORICAL      ACQUISITION      HISTORICAL      ACQUISITION
                            MOBEO(A)      ADJUSTMENTS       LOCUS ONE      ADJUSTMENTS       RIVERBED       ADJUSTMENTS
                           -----------    ------------     -----------     ------------     -----------    -------------
Subscriber revenue.......  $7,467,834     $        --      $        --     $         --     $              $
Software and related
  services revenue.......          --              --        1,616,264               --         927,085         (100,000)(H)
                           ----------     -----------      -----------     ------------     -----------    -------------
    Total revenue........   7,467,834              --        1,616,264               --         927,085         (100,000)
                           ----------     -----------      -----------     ------------     -----------    -------------
Cost of subscriber
  revenue................   2,529,296              --               --               --              --               --
Cost of software and
  related
  services revenue.......          --              --          813,203               --         727,484               --
                           ----------     -----------      -----------     ------------     -----------    -------------
    Total cost of
      revenue............   2,529,296              --          813,203               --         727,484               --
                           ----------     -----------      -----------     ------------     -----------    -------------
    Gross profit.........   4,938,538              --          803,061               --         199,601
                           ----------     -----------      -----------     ------------     -----------    -------------
Operating expenses:
  Research and
    development..........     763,666              --           53,046               --       2,050,778               --
  General and
    administrative.......   1,994,525        (855,891)(C)      821,890               --       1,055,071               --
  Selling and
    marketing............   2,069,413        (740,921)(C)      542,073               --       2,865,470               --
  Depreciation and
    amortization.........      82,915       1,667,511(B)        96,181        7,973,700(E)           --      375,441,471(I)
  Option and warrant
    expense..............          --       1,225,875(D)       299,561        8,986,062       1,200,294
                           ----------     -----------      -----------     ------------     -----------    -------------
                            4,910,519       1,296,574        1,812,751       16,959,762       7,171,613      375,441,471
                           ----------     -----------      -----------     ------------     -----------    -------------
    Operating income
      (loss).............      28,019      (1,296,574)      (1,009,690)     (16,959,762)     (6,972,012)    (375,441,471)
Other income (expense):
  Interest income
    (expense), net.......      17,594              --          (20,125)          20,125(G)      150,748               --
                           ----------     -----------      -----------     ------------     -----------    -------------
    Net income (loss)....  $   45,613     $(1,296,574)     $(1,029,815)    $(16,939,637)    $(6,821,264)   $(375,541,471)
                           ==========     ===========      ===========     ============     ===========    =============


                            ADJUSTMENTS
                                FOR
                             COMPLETED
                           TRANSACTIONS
                           -------------
Subscriber revenue.......  $   7,467,834
Software and related
  services revenue.......      2,443,349
                           -------------
    Total revenue........      9,911,183
                           -------------
Cost of subscriber
  revenue................      2,529,296
Cost of software and
  related
  services revenue.......      1,540,687
                           -------------
    Total cost of
      revenue............      4,069,983
                           -------------
    Gross profit.........      5,841,200
                           -------------
Operating expenses:
  Research and
    development..........      2,867,490
  General and
    administrative.......      3,015,595
  Selling and
    marketing............      4,736,035
  Depreciation and
    amortization.........    385,261,778
  Option and warrant
    expense..............     11,711,792
                           -------------
                             407,592,690
                           -------------
    Operating income
      (loss).............   (401,751,490)
Other income (expense):
  Interest income
    (expense), net.......        168,342
                           -------------
    Net income (loss)....  $(401,583,148)
                           =============

---------------

(A) Reflects the historical results of Mobeo for the period from January 1, 1999 to September 28, 1999. The results of Mobeo from September 29, 1999 to December 31, 1999 are included in Aether's historical results for the year ended December 31, 1999.

(B) Reflects the amortization of intangible assets, including goodwill, over three to seven year periods.

(C) Reflects the elimination of compensation expense associated with certain management employees of Mobeo who ceased employment following the acquisition and who were not replaced.

(D) Reflects the amortization of the estimated fair value of options granted to two former owners of Mobeo for consulting services over the two-year life of the consulting arrangement. Also reflects amortization of the intrinsic value of options granted to employees of Mobeo over the vesting period.

(E) Reflects the amortization of intangible assets, including goodwill, over a five-year period. The estimated amount of amortization of intangible assets is based on a preliminary allocation of the purchase price and may change upon final determination, and such change could be material.

(F) Reflects the amortization of the intrinsic value of options granted to employees of LocusOne over the three-year vesting period.

(G) Reflects the elimination of interest expense, as LocusOne's outstanding debt was repaid by Aether as part of the acquisition.

(H) Reflects the elimination of software revenue related to a sale by Riverbed to the Company. The cost of such sale has not been eliminated, as the amounts are insignificant.

(I) Reflects the amortization of intangible assets, including goodwill, over a three-year period. The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired. The Company has not specifically identified amounts to assign to intangibles other than goodwill; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded, and such changes could be material. A preliminary amortization period for goodwill of three years has been used for purposes of the pro forma financial information. However, the results of the full valuation may indicate that a portion of the purchase price should be allocated to in-process research and development. Such amounts, if any, will be expensed immediately following the date of acquisition. In addition, to the extent that the full valuation indicates that a portion of the purchase price should be allocated to identifiable intangible assets other than goodwill, the Company may be required to record a deferred tax liability, as such intangible assets would have no basis for tax reporting purposes. This may result in recording additional goodwill amortization and a deferred tax benefit.

                        Consent of Independent Auditors          Exhibit 23.1



The Board of Directors
Locusone Communications, Inc:

We consent to the incorporation by reference in the registration statement (No. 333-91369) on Form S-8 of Aether Systems, Inc. of our report dated March 9, 2000, with respect to the balance sheets of Locusone Communications, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in the Form 8-K/A of Aether Systems, Inc. dated March 16, 2000.

KPMG LLP


McLean, Virginia
March 16, 2000